NEWS RELEASE


WORLDPORT COMMUNICATIONS, INC. ANNOUNCES THE REPURCHASE OF ITS PREFERRED STOCK

CHICAGO, ILLINOIS, March 7, 2003 (BUSINESS WIRE) - - WorldPort Communications, Inc. (OTCBB: WRDP) today announced that it has completed the purchase of approximately 99% of its outstanding preferred stock from The Heico Companies LLC. The shares were repurchased for $67.4 million, which represents the aggregate liquidation preference of the purchased shares, including a 7% dividend that is required under the terms of the Preferred Stock before any distributions on or purchase of WorldPort's common stock. WorldPort is in the process of making a similar purchase offer to the three remaining preferred stockholders.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of stock of WorldPort Communications, Inc.

Contact:
WorldPort Communications, Inc.
Kathleen A. Cote, 847/353-7253